Exhibit 21

Subsidiaries of the Registrant

Parent

Anchor Bancorp

Subsidiaries	Percentage of Ownership	Jurisdiction or State of Incorporation

Anchor Bank	100%	Washington

Anchor Financial Services, Inc. (1)	100%	Washington

(1)	Wholly-owned subsidiary of Anchor Bank.